UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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Internet Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 909 N. Sepulveda Blvd., 11th Floor
El Segundo, California 90245
April 29, 2010

Dear Internet Brands, Inc. Stockholder:

I am pleased to invite you to attend the 2010 Annual Meeting of Stockholders of Internet Brands, Inc. to be held on Friday, June 11, 2010 at 1:00 p.m. local time, at the Company’s executive offices at 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California 90245.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the 2010 Annual Meeting, I hope you will vote as soon as possible. You may vote by mailing a proxy, submitting a proxy via the Internet or telephone, or in person at the Annual Meeting. Please review the instructions in the Notice of Internet Availability of Proxy Materials regarding your voting options.

Internet Brands, Inc. is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet.  We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

Thank you for your ongoing support of and continued interest in Internet Brands, Inc. We look forward to seeing you at our Annual Meeting.

Sincerely,
Robert N. Brisco President and Chief Executive Officer El Segundo, California

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please submit your proxy as soon as possible.  Your participation will help to ensure the presence of a quorum at the meeting and save Internet Brands, Inc. the extra expense associated with additional solicitation. Submitting your proxy will not prevent you from attending the meeting, revoking your proxy, and voting your stock in person.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE....................................................................................	Friday, June 11, 2010
TIME.....................................................................................	1:00 p.m., Pacific Daylight Time
PLACE.................................................................................	Internet Brands, Inc. headquarters 909 N. Sepulveda Blvd., 11th Floor El Segundo, California 90245
ITEMS OF BUSINESS......................................................	1. To elect eight Directors to serve on the Board of Directors, each to serve until the 2011 annual meeting of stockholders or until his or her successor is duly elected and qualified.
2. To consider any other business as may properly come before the 2010 Annual Meeting or at any adjournment or postponement of the Annual Meeting.
RECORD DATE..................................................................	You are entitled to vote at the 2010 Annual Meeting if you were a stockholder of record at the close of business on Thursday, April 15, 2010.
ANNUAL REPORT............................................................	Our 2009 Annual Report on Form 10-K, which is not a part of the proxy soliciting material, is being furnished to you on the Internet, and by mail upon request.
VOTING BY PROXY.........................................................
Please submit a proxy as soon as possible so that your shares can be voted at the 2010 Annual Meeting in accordance with your instructions. For specific instructions on voting, including instructions on how to vote by the Internet or by telephone, please refer to the Notice of Internet Availability of Proxy Materials.

April 29, 2010	By Order of the Board of Directors
B. Lynn Walsh Corporate Secretary

This notice of annual meeting of stockholders and proxy statement is being distributed on or about April 30, 2010.

TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
Why am I receiving these materials?	1
What information is contained in these materials?	1
What am I voting on?	1
What is the voting recommendation?	1
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?	1
How can I get electronic access to the proxy materials?	1
Who can vote at the Annual Meeting?	1
Who is a “stockholder of record”?	1
How do I vote?	2
Can I change my vote?	2
Who can help answer my questions?	2
What does it mean if I get more than one Notice?	2
Who will serve as inspector of elections?	2
How many shares must be present to hold the Annual Meeting?	2
What are broker non-votes and what effect do they have on the proposal?	3
What vote is required to approve the proposal?	3
How are votes counted?	3
Who can attend the Annual Meeting?	3
What happens if additional matters are presented at the Annual Meeting?	3
Where can I find the voting results of the Annual Meeting?	3
Who will bear the cost of soliciting votes for the Annual Meeting?	3
PROPOSAL: ELECTION OF DIRECTORS	4
NOMINEES	4
CORPORATE GOVERNANCE	6
Director Independence, Board Leadership and Risk Management Oversight	6
Board Committees	6
Director Nominations	8
Communications with Directors	9
Code of Conduct and Ethics	9
Compensation of Directors	9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	11
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	14
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	14
COMPENSATION DISCUSSION AND ANALYSIS	16
COMPENSATION COMMITTEE REPORT	23
EXECUTIVE COMPENSATION	24
Executive Compensation Tables	24
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	30
AUDIT AND ETHICS COMMITTEE REPORT	30
INDEPENDENT AUDITOR FEES AND SERVICES	31
ADDITIONAL INFORMATION	32
Deadline for Receipt of Stockholder Proposals	32
Other Matters	32

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE 2010 ANNUAL MEETING

Q:           Why am I receiving these materials?

A:
The Board of Directors (the “Board”) of Internet Brands, Inc., a Delaware corporation (“Internet Brands” or the “Company”), has made these materials available to you on the Internet, or upon your request, is furnishing these proxy materials to you by mail, to solicit your proxy to be voted at Internet Brands’ 2010 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will take place at 1:00 p.m. Pacific Daylight Time on Friday, June 11, 2010. You are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:           What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our Directors and most highly paid Executive Officers, and certain other required information.

Q:           What am I voting on?

A:	We are asking you to vote on the election of eight directors to serve until the 2011 annual meeting of stockholders.

Q:           What is the voting recommendation?

A:	The Board recommends a vote FOR the election of each of the Director nominees.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, (the “SEC”), we have elected to provide access to our proxy materials over the Internet.  Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners.  All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.  In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.  We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the Annual Meeting.

Q:	How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct the Company to send future proxy materials to you electronically by email.

Our proxy materials are also available on our website at http://inetproxymaterials.com.

        Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:           Who can vote at the Annual Meeting?

A:
Stockholders of record who owned our common stock at the close of business on Thursday, April 15, 2010 (the “Record Date”) can vote at the Annual Meeting. As of April 15, 2010, there were 43,099,065 shares of our Class A common stock issued and outstanding, each entitled to one vote, and 3,025,000 shares of our Class B common stock issued and outstanding, each entitled to twenty votes. There is no right to cumulative voting.

Q:           Who is a “stockholder of record”?

A:
If your shares of our common stock are registered directly in your name with our transfer agent, BNY Mellon Investor Services, you are considered the “stockholder of record” with respect to those shares. If your shares are held in a stock brokerage account or by a financial institution or other holder of record, you are considered the beneficial owner of those shares held in “street name.”

Q:           How do I vote?

A:
If you are a beneficial owner, you have the right to instruct your broker, financial institution or other holder of record on how to vote your shares of our common stock by using the voting instruction card you received from them or by following their particular telephone and/or Internet voting instructions.

If you are a stockholder of record, you may vote by proxy as described below:

(1)	By Internet: You may submit a proxy or voting instructions over the Internet by following the instructions in your Notice.

(2)	By Telephone: You may submit a proxy or voting instructions by telephone by following the instructions in your Notice.

(3)	By Mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card.

(4)
In Person: If you are a stockholder as of the Record Date, you may vote in person at the Annual Meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking your earlier-submitted proxy, and voting in person.

Q:           Can I change my vote?

A:
If you are a holder of record, you may revoke your proxy voting instructions made by mail, by telephone or via the Internet at any time before the exercise of those instructions at the Annual Meeting. To do so, you must (i) send a revocation in writing to us in care of the Corporate Secretary, Internet Brands, Inc., Legal Affairs Department, 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California 90245, (ii) grant a new duly executed proxy bearing a date later than that of the previously submitted proxy, or (iii) attend the Annual Meeting and vote in person. Attendance at the meeting will not automatically cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner, you may submit new voting instructions by contacting your broker, financial institution or other holder of record following the instructions they provided. Alternately, if you have obtained a legal proxy from your broker, financial institution or other holder of record, you may vote in person at the Annual Meeting.

Q:           Who can help answer my questions?

A:	If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact:

Internet Brands, Inc.
Legal Affairs Department
Attn: Corporate Secretary
909 N. Sepulveda Blvd., 11th Floor
El Segundo, California 90245
(800) 692-2200

If you need additional copies of this proxy statement or voting materials, please contact our Corporate Secretary as described above.

Q:           What does it mean if I receive more than one Notice?

A:	It means that you hold shares registered in more than one account. Return all proxies to ensure that all of your shares are voted.

Q:           Who will serve as inspector of elections?

A:	The inspector of elections will be Patrick Stack of the Legal Affairs Department of Internet Brands, Inc.

Q:           How many shares must be present to hold the Annual Meeting?

A:
To hold the Annual Meeting and conduct business, a majority of the outstanding shares of our common stock entitled to vote must be present in person or by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the stockholder either (1) is present and votes in person at the meeting, or (2) has properly submitted a proxy or voted by telephone or Internet.

Both abstentions and broker “non-votes” are counted for the purpose of determining the presence of a quorum.

Q:           What are broker non-votes and what effect do they have on the proposal?

A:
Broker non-votes occur when shares held by a beneficial owner, or stockholder in street name, are not voted with respect to a proposal because the broker (i) has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote the shares.

A broker is entitled to vote shares held for a beneficial owner on "routine" matters, without instructions from the beneficial owner of those shares. On the other hand, without instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain "non-routine" matters, such as the election of directors.

If you hold your shares in street name, it is important that you cast your vote if you want it to count in the election of directors.  In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate.  Recent regulatory changes were made to take away the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis.  Thus, if you hold your shares in street name and you do not instruct your broker how to vote in the election of directors, no votes will be cast on your behalf.

Q:           What vote is required to approve the proposal?

A:
The proposal regarding the Election of Directors will be determined by a plurality of the votes of the shares present, so the eight nominees who receive the highest number of votes for election will be elected, even if that does not represent a majority.

Q:           How are votes counted?

A:	You may vote either FOR a proposal, or WITHHOLD your vote from a proposal. If you abstain from voting on a proposal, it will have the same effect as a vote AGAINST such proposal.

Broker non-votes, although counted toward the quorum, will not count as votes cast with respect to the matter as to which the broker has expressly not voted.

Q:           Who can attend the Annual Meeting?

A:
All stockholders as of the Record Date can attend. If you wish to vote your shares at the Annual Meeting and your shares are held of record by a broker, bank or other nominee, you must contact your broker, bank or other nominee to obtain the proper documentation and bring it with you to the Annual Meeting.

Q:           What happens if additional matters are presented at the Annual Meeting?

A:
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxyholders, Robert N. Brisco, Internet Brands’ President and Chief Executive Officer, and B. Lynn Walsh, Internet Brands’ Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxyholders, Mr. Brisco and Ms. Walsh, will vote your proxy for such other candidate or candidates who may be nominated by the Board.

Q:           Where can I find the voting results of the Annual Meeting?

A:
We intend to announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of election and we will publish final results on Form 8-K, which we are required to file with the SEC within four business days after the Annual Meeting.

Q:           Who will bear the cost of soliciting votes for the Annual Meeting?

A:
We are paying for the distribution and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our directors, officers, and other employees may also solicit proxies on our behalf in person, by telephone, electronic transmission or facsimile, but they do not receive additional compensation for providing those services.

PROPOSAL:
ELECTION OF DIRECTORS

The Board of Directors

We currently have a Board of Directors with eight directors and following the Annual Meeting, our Board will consist of eight members.  As disclosed in our Form 8-K filed with the SEC on April 27, 2010, the Board approved an amendment to our Bylaws to increase the number of Board members from seven to eight and appointed Mr. Allen Beasley to fill the newly created vacancy.   Proxies voted at the Annual Meeting cannot be voted for a greater number of persons than the number of nominees named below. Our Board has determined that each of its current members, except for Mr. Robert N. Brisco, Ms. Marcia Goodstein, and Mr. William Gross, is independent within the meaning of The NASDAQ Stock Market LLC independent director standards.

Election of Directors

Our Board has nominated Mr. Robert N. Brisco, Dr. Howard Lee Morgan, Mr. W. Allen Beasley, Mr. Kenneth B. Gilman, Ms. Marcia Goodstein, Mr. William Gross, Mr. Martin R. Melone and Mr. James R. Ukropina for election by the stockholders as directors. All currently serve as directors with terms of office expiring at the Annual Meeting. Our Nominating and Governance Committee has recommended these nominations.

If elected, the eight nominees will serve as directors until our 2011 annual meeting, or until their successors are duly elected and qualified. If any of the nominees declines to serve, proxies may be voted for a substitute nominee as we may designate. We are not aware of any reason that any of the nominees would be unable or unwilling to serve.

As long as a quorum is present, the eight nominees for directors receiving the highest number of votes “FOR” will be elected as directors. The persons named in the enclosed proxy intend to vote the shares represented by those proxies “FOR” the election of these eight nominees.

NOMINEES

The following sets forth certain information concerning the nominees for election at the Annual Meeting. Ages are as of April 1, 2010:

 Mr. Brisco, 47, has served as Chief Executive Officer, President, and Director since 1999. From 1998 to 1999, Mr. Brisco served as the President of Universal Studios Hollywood Theme Park, an entertainment company, and Citywalk, an entertainment and shopping complex. Prior to Universal, Mr. Brisco was Senior Vice President of Advertising, Marketing, and New Business Development for The Los Angeles Times, a newspaper company, from 1993 to 1998. Prior to that, Mr. Brisco was a consultant with McKinsey & Co. and the Boston Consulting Group, where he specialized in media and consumer products. Mr. Brisco has a B.A. from the University of Southern California and an M.B.A. from the University of California at Los Angeles.  The Board concluded that Mr. Brisco should continue to serve as a director of Internet Brands due to his extensive knowledge of the Company and key leadership role in developing and implementing the Company’s growth strategy, as well as his extensive knowledge and management experience in internet media.

Dr. Morgan, 64, has served as a Director and Chairman of our Board of Directors since 1999. Dr. Morgan has also been a director of Idealab, a creator and operator of technology companies, since March 2002 and also was a director of Idealab from 1999 to 2001. Dr. Morgan served as President of Idealab New York from 2000 to 2001, and as Vice Chairman until December 2002. Since 1989, Dr. Morgan has also been President of Arca Group, Inc., a consulting and investment management firm specializing in the areas of computers and communications technologies. He serves on the board of a number of private companies, such as Franklin Electronic Publishers, Inc. (as Chairman), 33Across, Partsearch Technology, and others. Since January 2005, he has been a partner in First Round Capital, a seed-stage venture fund. Dr. Morgan has a B.S. from City University of New York and a Ph.D. in operations research from Cornell University.  The Board concluded that Dr. Morgan should continue to serve as a director of Internet Brands due to the breadth of his expertise in internet and technology investing, his leadership role on the board of other public companies and his long term knowledge of the Company as its Board Chairman.

Mr. Beasley, 42, has been a partner with Redpoint Ventures since October 1999.  From June 1998 to September 1999, Mr. Beasley was an associate with Institutional Venture Partners (IVP). Before joining IVP, Mr. Beasley worked in marketing and product management for Ipsilon Networks, a developer of IP switching technology founded in 1994 and acquired by Nokia in 1997.  Mr. Beasley focuses on Internet infrastructure and media investments and currently serves on the board of directors of Answers Corporation, a public company, BuzzMedia, Inc., Obopay, Inc. and Plastic Jungle, Inc.  Mr. Beasley holds a B.A. from Stanford University and an M.B.A. from Stanford Graduate School of Business.  The Board concluded that Mr. Beasley should serve as a director due to the depth of his expertise in Internet media investments as a partner of a venture capital fund, as well as his extensive experience as a board member for public and private technology companies.

Mr. Gilman, 63, has served as a Director since January 2002. Mr. Gilman was the Chief Executive Officer of Asbury Automotive Group, an automotive retailing and services company, from 2001 to May 2007, and he served on the board from 2002 to May 2007. Previously, from 1976 to 2001, Mr. Gilman was employed in a variety of capacities with Limited Brands, a specialty apparel retailer, where his most recent assignment was Chief Executive Officer of Lane Bryant. From 1993 to 2001, Mr. Gilman served as Vice Chairman and Chief Administrative Officer of Limited Brands, with responsibility for finance, information technology, supply chain management, production, real estate, legal and internal audit. From 1987 to 1993, he was Executive Vice President and Chief Financial Officer of Limited Brands. He joined Limited Brands’ executive committee in 1987 and was elected to its board of directors in 1990. Mr. Gilman serves on the board of directors of Liz Claiborne Inc. and is a trustee of the Manhattan Institute, a tax exempt organization. Mr. Gilman has a B.B.A. from Pace University. The Board concluded that Mr. Gilman should continue to serve as a director of the Company due to his experience as the Chief Executive Officer of a public company in the automotive industry, his financial expertise and related contributions to the Audit and Ethics Committee of the Board, and his knowledge of  the Company as a long-standing  board member,

Ms. Goodstein, 45, has served as a Director at our inception in 1998 and since August 2004. Ms. Goodstein has served as Idealab’s Chief Operating Officer since 1998 and President since 2000. Ms. Goodstein serves on the board of directors of several private companies. Ms. Goodstein has a B.A. from Pomona College.   The Board concluded that Ms. Goodstein should continue to serve as a director of Internet Brands due to her extensive industry experience at Idealab investing in and growing technology and internet companies.

Mr. Gross, 51, has served as a Director since our inception in 1998. Mr. Gross is founder, Chairman and Chief Executive Officer of Idealab. Mr. Gross serves on the board of directors of several private companies. Mr. Gross sits on the board of trustees of the California Institute of Technology. Mr. Gross has a B.S. from the California Institute of Technology.  The Board determined that Mr. Gross should continue as a director of the Company because of the depth of his experience as a technology innovator in the internet space  in particular, and the depth of his knowledge of the Company  from serving as a director of the Company since its founding at Idealab.

Mr. Melone, 68, has served as a Director since August 2005. Mr. Melone was a partner of Ernst & Young, LLP, an accounting firm, from 1975 to 2001. He was also a director of Countrywide Financial Corporation from August 2003 through June 2008, serving at various times on the audit and ethics, finance, corporate governance & nominating, special oversight, and technology & information security committees. Currently, Mr. Melone serves on the board of CanWel Holdings Corporation, a building materials distributor listed on the Toronto Stock Exchange and the Public Counsel Law Center and serves as a trustee and Treasurer of the California Science Center Foundation. Mr. Melone was a director of Countrywide Financial Corporation from August 2003 through June 2008.  He was also a director of Parson E & C Corporation from March 2003 to November 2004. Mr. Melone is a member of the Board of Regents of Santa Clara University and the Advisory Board of the Markkula Center for Applied Ethics. Mr. Melone has a B.S.C. from Santa Clara University, and an M.B.A. from the University of California at Los Angeles. The Board determined that Mr. Melone should continue to serve as a director of the Company due to his extensive expertise in financial and accounting aspects of publicly reporting companies, which has made him a valuable contributor as Chairman of the Audit and Ethics Committee of the Board since 2006, his experience as an audit partner at a nationally recognized accounting firm, and  his extensive experience as a director of both public and privately held companies.

Mr. Ukropina, 72, has served as a Director since February 2006. Mr. Ukropina has served as Chief Executive Officer of Directions, LLC, a management and strategic consulting firm, since 2001. Previously, Mr. Ukropina was a partner with the law firm O’Melveny & Myers LLP until 2000, and continues to practice with the firm as Of Counsel. Mr. Ukropina serves on the boards of Pacific Life Corp., The TCW Group, Inc., Central Natural Resources and the Keck Foundation. Mr. Ukropina previously served on the board of Lockheed Martin from 1994 through April 2010 and of IndyMac Bank from 2001 through April 2006. Mr. Ukropina has a B.A. and an M.B.A. from Stanford University and an LL.B. from the University of Southern California. The Board concluded that Mr. Ukropina should continue to serve as a director of Internet Brands due to his expertise in advising public companies on corporate governance matters as a former partner at a national law firm.  Mr. Ukropina has been a valuable contributor as the Chairman of the Company’s Nominating and Governance Committee and as a member of  its Compensation Committee and Audit and Ethics Committee.

The Board of Directors recommends a vote “FOR” the election of Messrs. Brisco, Beasley, Gilman, Gross, Melone and Ukropina, Ms. Goodstein and Dr. Morgan as directors.

CORPORATE GOVERNANCE

Our Board held six meetings during 2009. Each Director attended 75% or more of the aggregate number of meetings of the Board and the Board committees on which he or she served. The Board encourages all directors to attend annual meetings of the Company’s stockholders. Three directors attended our 2009 Annual Meeting.

Director Independence, Board Leadership and Risk Management Oversight

Our Board has adopted standards concerning director independence consistent with the definition of “independent director” under the NASDAQ Marketplace Rules and, with respect to the Audit and Ethics Committee, the rules of the SEC.

The Company’s officers, Nominating and Governance Committee and the full Board of Directors are involved in the process for determining the independence of acting directors and director nominees. The Company solicits relevant information from directors and director nominees via a questionnaire which covers material relationships, compensatory arrangements, employment and any affiliation with the Company, and which the directors complete and return. In addition to reviewing information responsive to the questionnaire, the Company asks the executive officers and directors on an annual basis about their awareness of any existing or currently proposed transactions, arrangements or understandings involving the Company in which any director or director nominee has or will have a direct or indirect material interest. The Company shares relevant findings with the Nominating and Governance Committee and the full Board regarding the independence standards under NASDAQ and SEC rules and any information regarding the director or director nominee that suggests that such individual is not independent. The Board discusses the relevant issues, including consideration of any transactions, relationships or arrangements required to be disclosed under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended, the Exchange Act, prior to making a determination with respect to the independence of each director.

Based on the review described above, the Board has affirmatively determined that Messrs. Beasley, Gilman, Melone and Ukropina and Dr. Morgan are independent under the NASDAQ Marketplace Rules and that Messrs. Beasley, Gilman, Melone and Ukropina meet the independence requirements for Audit and Ethics Committee members under SEC rules.

Our Company has separated the Chairman of the Board role from the Chief Executive Officer role since inception. The Board continues to believe that a Chairman, who is independent under NASDAQ Marketplace Rules, facilitates the Board’s independent oversight of the Chief Executive Officer and material risks of the Company. The Board believes this leadership structure has enhanced the Board’s ability to carry out its roles and responsibilities on behalf of our stockholders and allows our CEO to focus primarily on managing and growing the Company.

The Company faces a number of risks, including economic risks, financial risk, legal risks and the impact of competition.  The Board is actively involved in overseeing risk management for the Company. The Board ‘s Audit and Ethics Committee routinely reviews with the Chief Executive Officer and Chief Financial Officer the Company’s financial risks and  steps that senior management has taken to address such risks, including compliance with Sarbanes-Oxley regulations.  The Board receives full reports from the Chairman of the Audit and Ethics Committee regarding such committee’s considerations and recommendations for  action.   The Board reviews with our Executive Vice President and General Counsel significant legal, compliance and regulatory matters that could adversely impact our business.

Board Committees

    Our Board has an Audit and Ethics Committee, a Compensation Committee and a Nominating and Governance Committee, each of which has the composition and responsibilities described below. The Board has adopted a charter for each standing Committee. Each Committee charter and the Board of Directors Corporate Governance Guidelines are available on our website at http://www.internetbrands.com/governance.cfm.

    The chart below shows the members of the standing Board Committees as of the date of this proxy statement and the number of meetings each Board Committee held during our 2009 fiscal year. Mr. Brisco, a director and our President and Chief Executive Officer, does not serve on any standing Board Committee.

Director	Audit/Ethics	Compensation	Nominating/ Governance
Mr. Gilman	X	X	X
Mr. Melone	Chair	—	X
Dr. Morgan	—	Chair	X
Mr. Ukropina	X	X	Chair
Number of 2009 Committee Meetings:	4	4	5

Audit and Ethics Committee

The Audit and Ethics Committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and pre-approving any non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our system of internal controls;

•
providing oversight of material financial risks and senior management who have financial  risk management responsibility, including review of periodic written and oral reports from such senior management regarding such material risks;

•	preparing the Audit and Ethics Committee report that the SEC requires in our annual proxy statement; and

•	reviewing and approving related party transactions.

    Our Board has determined that each of Messrs. Melone, Gilman and Ukropina satisfies the requirements for Audit and Ethics Committee member independence under the rules and regulations of NASDAQ and the SEC and that each of Messrs. Melone and Gilman qualifies as an “audit committee financial expert” within the meaning of SEC rules.

Compensation Committee

The Compensation Committee is responsible for, among other things:

•
reviewing the annual base salaries and incentive compensation plans, including the specific goals and amounts; equity compensation; employment arrangements; severance arrangements and change of control agreements; and any other benefits, compensation or arrangements for our Chief Executive Officer and other executive officers; recommending to the Board such arrangements for our Chief Executive Officer; and determining and approving such arrangements for our other executive officers;

•	administering our equity compensation plans; and

•	preparing the Compensation Committee Report that the SEC requires in our annual proxy statement.

    In the section under the heading “Compensation Discussion and Analysis” on page 16, we provide an additional discussion of the Compensation Committee’s role and responsibilities.

    Our Board has determined that each member of our Compensation Committee meets the requirements of independence under the rules and regulations of NASDAQ and the SEC.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for, among other things:

•	reviewing director candidates;

•	recommending to the Board nominees for election as directors;

•	reviewing and recommending to the Board director compensation;

•	advising the Board on corporate governance principles and the organization of the Board and its committees; and

•	overseeing the annual evaluation of the Board and its committees.

Our Board has determined that each member of our Nominating and Governance Committee satisfies the requirements for independence under the rules and regulations of NASDAQ and the SEC.

Director Nominations

Although, we have no stated minimum criteria for director nominees and no stated policy regarding diversity in our Board composition, the Nominating and Governance Committee values diversity as a factor in selecting nominees and seeks nomination and appointment of candidates who will represent the best interests of the stockholders as a whole with excellent decision-making ability, business experience, relevant expertise, background, personal integrity, ethics and reputation. In so doing, the Nominating and Governance Committee takes diversity into consideration in identifying Board nominees and may also consider a number of other factors in accordance with our Board of Directors Corporate Governance Guidelines. The Nominating and Governance Committee believes it appropriate that at least one member of the Board meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the “independent director” standard under the NASDAQ Marketplace Rules. The Nominating and Governance Committee also believes it may be appropriate for certain members of our management, in particular the President and Chief Executive Officer, to participate as a member of the Board.

The Nominating and Governance Committee identifies nominees for election at each annual meeting of stockholders by first evaluating the current directors willing to continue in service. Current Directors who possess skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by directors with that of obtaining a new perspective. If any such director does not wish to continue in service or if the Nominating and Governance Committee or the Board decides not to re-nominate a director for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria and considerations described above. Members of the Nominating and Governance Committee and the full Board are polled for suggestions as to individuals meeting the criteria for nomination. Candidates may also come to the attention of this Committee through management, stockholders or other persons.

The policy of our Nominating and Governance Committee is to consider properly submitted recommendations for candidates to the Board from stockholders. Any stockholder recommendations for consideration by the Nominating and Governance Committee should include the candidate’s name, age, business address and residential address, principal occupation or employment, the number and class of shares of Internet Brands, Inc. beneficially owned by the stockholder, a description of all arrangements between the candidate and the recommending stockholder and any other person pursuant to which the candidate is being recommended, any other information required to be disclosed in a solicitation of proxies for election of directors, and any other information required by our bylaws. There are no differences in the manner in which the Nominating and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. Stockholder recommendations to the Board should be sent to:

Internet Brands, Inc.
Legal Affairs Department
Attn: Corporate Secretary
909 N. Sepulveda Blvd., 11th Floor
El Segundo, California 90245

Communications with Directors

Stockholders may write to our Board, any committee thereof, or any director in particular, in care of our Corporate Secretary at Internet Brands, Inc., Legal Affairs Department, 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California 90245. The Corporate Secretary will refer comments or questions regarding the Company’s accounting, internal controls or auditing matters to the Chair of the Audit and Ethics Committee, and comments or questions regarding the nomination of directors and other corporate governance matters to the Chair of the Nominating and Governance Committee.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics which establishes the standards of ethical conduct applicable to all of our directors, executive officers and employees. The code addresses, among other things, conflicts of interest, obligations to ensure accurate disclosure and financial reporting, and confidentiality obligations. The Audit and Ethics Committee is responsible for oversight and review of our Code of Conduct and Ethics. A copy of our Code of Conduct and Ethics is also available at http://www.internetbrands.com/governance.cfm. We will post on our website any amendment to our Code of Conduct and Ethics and any waiver applicable to our principal executive officer, principal financial officer or principal accounting officer, or persons performing similar functions and relating to any element of the code of ethics definition found in Item 406(b) of Regulation S-K of the Exchange Act.

Compensation of Directors

 Prior to August 1, 2007, none of our directors received any cash compensation from us for their service as members of the Board, except for reimbursement for reasonable travel expenses in connection with attendance at board and committee meetings.

On July 18, 2007, our Board amended our compensation policy with respect to our non-employee directors. Commencing August 1, 2007, an annual cash retainer of $10,000 is paid to each of our non-employee directors, an annual cash retainer of $15,000 is paid to the chairman of our Audit and Ethics Committee, an annual cash retainer of $7,500 is paid to each other member of our Audit and Ethics Committee, an annual cash retainer of $7,500 is paid to the chairman of our Compensation Committee,  an annual cash retainer of $3,750 is paid to each other member of our Compensation Committee, an annual cash retainer of $5,000 is paid to the chairman of our Nominating and Governance Committee, and an annual cash retainer of $2,500 is paid to each other member of our Nominating and Governance Committee. An annual grant of restricted stock or restricted stock units having a value of $30,000 is made to each of our non-employee directors, an annual grant of restricted stock or restricted stock units having a value of $15,000 is made to the chairman of our Audit and Ethics Committee, an annual grant of restricted stock or restricted stock units having a value of $7,500 is made to each other member of our Audit and Ethics Committee, an annual grant of restricted stock or restricted stock units having a value of $7,500 is made to the chairman of our Compensation Committee, an annual grant of restricted stock or restricted stock units having a value of $3,750 is made to each other member of our Compensation Committee, and an annual grant of restricted stock or restricted stock units having a value of $2,500 is made to each member of our Nominating and Governance Committee.  On February 17, 2010, our Board increased the annual grant of restricted stock or restricted stock units to each of our non-employee directors from a value of $30,000 to $35,000.

 No grants were made to non-employee directors in 2008 in light of those made in the second half of 2007.  In 2009, we granted an aggregate of 90,034 shares of restricted Class A common stock to our then-current, non-employee directors under our 2007 Equity Plan.   On February 17, 2010, our Board approved the grants of an aggregate of 31,480 shares of restricted Class A common stock to our current non-employee directors under our 2007 Equity Plan. In connection with their service on our Board, on February 23, 2010, Dr. Morgan, Ms. Goodstein, and Messrs. Melone, Ukropina, Gross and Gilman each received 4,118 shares of restricted Class A common stock having a value of approximately $35,000. In connection with their service on our Audit and Ethics Committee, on February 23, 2010, Messrs. Ukropina and Gilman each received 883 shares of restricted Class A common stock having a value of approximately $7,500, and Mr. Melone, as chair of the Audit and Ethics Committee, received 1,765 shares of restricted Class A common stock having a value of approximately $15,000. In connection with their service on our Compensation Committee, on February 23, 2010, Messrs. Ukropina and Gilman each received 442 shares of restricted Class A common stock having a value of approximately $3,750, and Dr. Morgan, as chair of the Compensation Committee, received 883 shares of restricted Class A common stock having a value of approximately $7,500.  In connection with their service on our Nominating and Governance Committee, on February 23, 2010, Dr. Morgan and Messrs. Melone, Ukropina and Gilman each received 295 shares of restricted Class A common stock having a value of approximately $2,500.

The terms of all outstanding restricted stock granted to non-employee directors under the 2007 Equity Plan provide for acceleration of the vesting of 50% of unvested shares upon a change of control, and acceleration of the vesting of the remaining unvested shares thereafter upon the earlier of 12 months after the change of control or a termination or constructive termination of service.

Director Compensation Table

The following table presents summary information regarding compensation paid or accrued for services rendered to the Company in all capacities to the members of our Board (other than Mr. Brisco, who is a named executive officer) for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Total ($)
W. Allen Beasley(1)	—	—
Kenneth B. Gilman	23,750	23,750
Marcia Goodstein	10,000	10,000
William Gross	10,000	10,000
Martin R. Melone	27,500	27,500
Howard Lee Morgan	20,000	20,000
Roger S. Penske(2)	6,250	6,250
James R. Ukropina	26,250	26,250

(1)	Mr. Beasley was appointed to our Board on April 27, 2010.

(2)	Mr. Penske retired from our Board on June 11, 2009.

Listed below are each respective non-employee director’s aggregate unvested restricted stock and stock option holdings outstanding as of December 31, 2009.

Name	Unvested Restricted Stock Awards (#)	Stock Options (#)	Restricted Stock Awards (#)(1)	Total Unvested Holdings (#)
W. Allen Beasley(2)	—	—	—	—
Kenneth B. Gilman	9,134	—	43,752	9,134
Marcia Goodstein	6,263	—	30,000	6,263
William Gross	6,263	—	30,000	6,263
Martin R. Melone	9,917	—	47,502	9,917
Howard Lee Morgan	8,351	—	40,001	8,351
Roger S. Penske(3)	—	—	—	—
James R. Ukropina	9,134	4,063	43,752	13,197

(1)	The amounts reflect the aggregate grant date fair value amounts for equity-based awards granted to non-employee directors in 2009 in accordance with FASB ASC Topic 718.

(2)	Mr. Beasley was appointed to our Board on April 27, 2010.

(3)	Mr. Penske retired from our Board on June 11, 2009 and unvested equity awards were subsequently forfeited.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents summary information with respect to the beneficial ownership of our Class A common stock and Class B common stock known to us as of March 31, 2010, or as of an earlier date for information based on filings with the SEC, by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of any class of our common stock;

•	each of our named executive officers listed in the Summary Compensation Table for Fiscal Years 2009, 2008 and 2007, on page 24;

•	each of our directors and director nominees; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC, and does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person are deemed to be outstanding if the options or warrants are exercisable within 60 days of March 31, 2010. The shares subject to options and warrants are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All percentages in the table below are based on a total of 43,097,815 shares of Class A common stock and 3,025,000 shares of Class B common stock outstanding as of March 31, 2010.

Except as indicated in the footnotes below, we believe, based on information furnished to us and subject to community property laws where applicable, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Internet Brands, Inc., 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California 90245.

     The information in this table is based solely on statements in filings with the SEC or other reliable information known to the Company.

	Class A Common Stock		Class B Common Stock
Name and Address of Beneficial Owner	Number	%	Number	%	Total %	Total Voting %
5% Stockholders:
Idealab and affiliated entities(1)	5,816,126	13.50	3,025,000	100	19.17	64.01
Robert N. Brisco(2)	4,552,133	10.56	—	—	9.87	4.39
Polaris Venture Partners V, L.P.(3)	4,426,408	10.27	—	—	9.60	4.27
Capital World Investors(4)	3,272,895	7.59	—	—	7.10	3.16
Dimensional Fund Advisors, L.P.(5)	2,160,513	5.01	—	—	4.68	2.09
Named Executive Officers and Directors:
Robert N. Brisco(2)	4,552,133	10.56	—	—	9.87	4.39
B. Lynn Walsh(6)	601,716	1.40	—	—	1.30	*
Charles E. Hoover(7)	457,501	1.06	—	—	*	*
Lisa Morita(8)	213,746	*	—	—	*	*
Scott A. Friedman(9)	113,131	*	—	—	*	*
W. Allen Beasley(10)	2,072,379	4.81	—	—	4.49	2.00
Kenneth B. Gilman(11)	113,223	*	—	—	*	*
Marcia Goodstein(12)	22,544	*	—	—	*	*
William Gross(13)	5,755,966	13.36	3,025,000	100	19.04	63.95
Martin R. Melone(14)	60,992	*	—	—	*	*
Howard Lee Morgan(15)	80,684	*	—	—	*	*
James R. Ukropina(16)	67,176	*	—	—	*	*
All executive officers and directors as a group (12 persons)	14,248,191	33.06	3,025,000	100	37.45	72.15

*	Indicates less than 1%.

(1)
Based on information reported on a Schedule 13G filed with the SEC on February 16, 2010 to report beneficial ownership of Idealab, Idealab Holdings, L.L.C. and William Gross, and other information known to the Company. Includes 8,766,126 shares (including 3,025,000 shares of Class B common stock) held directly by Idealab Holdings, L.L.C. and 75,000 shares of Class A common stock underlying options that are immediately exercisable or exercisable within 60 days of March 31, 2010 held directly by Idealab, which is the sole and managing member of Idealab Holdings, L.L.C.. Mr. Gross, a member of our Board of Directors, may be deemed the beneficial owner of shares beneficially owned by Idealab in his capacity as the Chairman of the Board of Directors, Chief Executive Officer and controlling stockholder of Idealab. Mr. Gross disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Idealab and Idealab Holdings, L.L.C. is 130 West Union Street, Pasadena, California 91103.

(2)	Includes 909,998 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2010, and 602,500 shares of restricted stock subject to forfeiture.

(3)
Consists of 4,271,192 shares held directly by Polaris Venture Partners V (“PVP V”), 83,247 shares held directly by Polaris Venture Partners Entrepreneurs’ Fund V, L.P. (“Entrepreneurs’ V”), 29,258 shares held directly by Polaris Venture Partners Founders’ Fund V, L.P. (“Founders’ V”) and 42,711 shares held directly by Polaris Venture Special Founders’ Fund, L.P. (“Special Founders’ V”).  Polaris V, the general partner of PVP V, Entrepreneurs’ V, Founders’ V and Special Founders’ V, may be deemed to have sole power to vote these shares.  Jonathan A. Flint, Terrance G. McGuire and Alan G. Spoon, the managing members of Polaris V, may be deemed to have shared power to vote these shares.  The address of these holders is 1000 Winter Street, Suite 3350, Waltham, Massachusetts 02451.

(4)
Based on information reported in a Schedule 13G filed with the SEC on February 8, 2010 to report beneficial ownership of Capital World Investors.  The reported business address for these holders is 333 South Hope Street, Los Angeles, California 90071.

(5)
Based on information reported in a Schedule 13G filed with the SEC on February 8, 2010 to report beneficial ownership of Dimensional Fund Advisors, L.P.  The reported business address for these holders is 6300 Bee Cave Road, Austin, TX 78746.

(6)
Comprised of 422,176 shares held directly in a trust of which Ms. Walsh is sole trustee, 102,874 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2010 held by the same trust, and 76,666 shares of restricted stock subject to forfeiture held directly by the same trust.

(7)	Includes 141,875 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2010, and 67,083 shares of restricted stock subject to forfeiture.

(8)	Includes 98,871 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2010, and 46,250 shares of restricted stock subject to forfeiture.

(9)	Comprised of 28,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2010, and 69,583 shares of restricted stock subject to forfeiture.

(10)
Includes 2,015,391 shares are owned by Redpoint Omega, L.P. ("RO LP"), which is under common control with Redpoint Omega Associates, LLC ("ROA LLC").  56,988 shares are owned by ROA LLC as nominee for its members.  Redpoint Omega, LLC ("RO LLC") is the general partner of RO LP and may be deemed to own beneficially the shares held by RO LP.  W. Allen Beasley is a Managing Director of RO LLC and a Manager of ROA LLC. As such, Mr. Beasley shares voting and investment power over the shares held by RO LP and ROA LLC and may be deemed to have indirect beneficial ownership of the shares held by RO LP and ROA LLC.

(11)	Includes 5,738 shares of restricted stock subject to forfeiture.

(12)	Includes 4,118 shares of restricted stock subject to forfeiture, but does not include shares of which Mr. Gross may be deemed a beneficial owner. Ms. Goodstein is married to Mr. Gross.

(13)
Includes 8,841,126 shares (including 3,025,000 shares of Class B common stock) held directly by Idealab Holdings, L.L.C., 75,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2010 held by Idealab, which is the sole and managing member of Idealab Holdings, L.L.C., and 4,118 shares of restricted stock held directly by Mr. Gross and subject to forfeiture. Mr. Gross may be deemed the beneficial owner of shares held by Idealab and Idealab Holdings, L.L.C. in his capacity as the Chairman of the Board of Directors and Chief Executive Officer of Idealab. Mr. Gross disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Does not include shares directly held by Ms. Goodstein, who is married to Mr. Gross.

(14)	Includes 6,178 shares of restricted stock subject to forfeiture.

(15)	Includes 5,296 shares of restricted stock subject to forfeiture.

(16)	Includes 47,500 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2010, and 6,032 shares of restricted stock subject to forfeiture.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act  requires our directors and executive officers and persons who own more than 10% of our Class A common stock to file initial reports of ownership on Form 3, and changes in ownership on Forms 4 or 5 with the SEC and NASDAQ. Such directors, executive officers and greater than 10% stockholders are also required by SEC rules to furnish us with copies of all such reports they file. Based solely upon a review of the copies of the forms furnished to us and the written representations made by certain reporting persons to us, we believe that all such forms required to be filed during our 2009 fiscal year under Section 16(a) were filed on a timely basis by our reporting persons, with the exception of the following: Two transactions involving Marcia Goodstein, a member of our Board, were not timely reported on Form 4.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

In addition to the director and executive compensation arrangements discussed under “Compensation of Directors” on page 9 and “Executive Compensation” on page 24, the following is a description of certain relationships or transactions since January 1, 2009, to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Amendment of Share Exchange Agreement

On October 26, 2007, we entered into a Lock-Up Agreement with Idealab in which, in addition to a 180-day lock-up agreement with the underwriters of our initial public offering of our Class A common stock, Idealab agreed with us that, during the eighteen months after such 180-day lock-up, it would not sell, transfer or pledge its shares subject to certain exceptions. The lock-up portion of the Lock-Up Agreement expired by its terms on November 15, 2009.  In addition to subjecting Idealab to a lock-up arrangement with us, the Lock-Up Agreement amends that certain Share Exchange Agreement, pursuant to which we issued 2,000,000 shares of our Class B common stock to Idealab on April 26, 2005, to permit Idealab or any permitted transferee of its registration rights with respect to 2,000,000 shares of our Class A common stock issuable upon the conversion of Class B common stock to exercise demand registration rights as early as one year following the completion of our initial public offering, which was consummated on November 21, 2007, and to exercise piggyback registration rights subject to the terms and conditions of its lock-up agreement with the underwriters. Our restated certificate of incorporation provides that each share of Class B common stock entitles its holder to 20 votes on matters submitted to a vote of our stockholders. Idealab through its ownership of our Class A common stock and its exclusive ownership of our Class B common stock, had control of approximately 64% of the votes represented by our Class A common stock and Class B common stock outstanding as of April 15, 2010.

Waiver of the NOL Protective Provision in Our Restated Certificate of Incorporation

In April 2009, at the request of Idealab Holdings, L.L.C., our Board approved a waiver of the requirements of Article 10 of our restated certificate of incorporation  (the “NOL Protective Provision”), which imposes certain restrictions on the transfer of our stock to persons who would become 5% or greater stockholders of the Company as a result of such transfers.  Such transfers could otherwise adversely affect our ability to use our tax net operating loss carryforwards for federal and state income taxes. Pursuant to the waiver, Idealab may transfer shares of our common stock to any person, including a Prohibited Person, as defined in the NOL Protective Provision, without the Board’s prior consent. In determining the scope of the waiver and its approval, the Board considered a number of factors, including (i) the possible impact of any future transfers by Idealab of our common stock on the calculation under Section 382 of the Internal Revenue Code during the term of the NOL Protective Provision, (ii) the size and duration of Idealab’s equity position in the Company as the controlling stockholder, (iii) the ongoing participation of affiliates of Idealab on our Board, and (iv) the benefits to the Company of assisting Idealab in the orderly disposition of shares. The NOL Protective Provision expires by its terms on the earlier of a date designated by the Board or June 30, 2011.

Transactions with Entities Affiliated with our Directors

 On March 1, 2007, we entered into an Online Marketing Systems and Services Agreement with smart USA Distributor, LLC, a wholly owned subsidiary of Penske Automotive Group, Inc. (formerly United Auto Group, Inc.), which was amended and restated in January, 2008 and further amended in May, 2009.  Roger Penske, a former member of our Board, who retired from the Board in June 2009, is the Chairman of the Board, Chief Executive Officer and controlling stockholder of Penske Automotive Group, Inc. Pursuant to the Amended and Restated Online Marketing Systems and Services Agreement, we have developed and maintain certain technology systems, and have provided  lead management services and other online management services, as well as customer care center services, to smart USA Distributor, LLC. Pursuant to the terms of the amended agreement, in 2009 we received $2,769,000 in service and marketing fees and additional related fees. Since January 1, 2004, we have entered into transactions for the provision of lead-generation and auto brokerage services to automotive dealerships owned by entities which are affiliated with Mr. Penske. The aggregate revenues generated in connection with these transactions in 2009 were approximately $184,000.

Certain Relationships of Our Directors and Management

Two of our directors, Mr. Gross and Ms. Goodstein, are married. Mr. Brisco, our Chief Executive Officer and President and a director, and Ms. Walsh, our Executive Vice President of Corporate Development, General Counsel and Corporate Secretary, share a household.

Indemnification of Directors and Executive Officers

Our restated certificate of incorporation and amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by applicable law. Further, we have entered into indemnification agreements with each of our directors and officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding.

Policies and Procedures for Related Party Transactions

Related party transactions, which we define as all transactions involving an executive officer, director or holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons, are reviewed and approved by our Audit and Ethics Committee.

In any transaction involving a related party, our Audit and Ethics Committee considers all of the available material facts and circumstances of the transaction, including the direct and indirect interests of the related parties; in the event the related party is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact that the transaction will have on a director’s independence; the risks, costs and benefits of the transaction to us; and whether any alternative transactions or sources for comparable services or products are available.

After considering all such facts and circumstances, our Audit and Ethics Committee determines whether approval or ratification of the related party transaction is in our best interests. For example, if our Audit and Ethics Committee determines that the proposed terms of a related person transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties, it will recommend to our Board that such transaction be approved or ratified. In addition, if a related party transaction will compromise the independence of one of our directors, our Audit and Ethics Committee may recommend that our Board reject the transaction if it could affect our ability to comply with securities laws and regulations or the NASDAQ Marketplace Rules.

The policies and procedures described above for reviewing and approving related party transactions are not in writing. However, the charter for our Audit and Ethics Committee provides that one of the Committee’s responsibilities is to review and approve in advance any proposed related party transactions.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Objective

The objectives of our executive compensation program are to attract and retain high-caliber executives and motivate them to enhance stockholder value, while supporting our core values and strategic initiatives. A key objective is to create a performance-oriented culture such that a significant portion of each executive officer’s compensation is contingent on the achievement of corporate and individual performance goals. We aim to establish a compensation program that aligns the performance of our executive officers with our business plan and strategic objectives by focusing management on achieving strong short-term performance in a manner that supports and ensures our long-term success and profitability.

We believe it is important to have a leadership team that is capable of successfully operating and growing an increasingly complex business. Consistent with this principle, we strive to establish an executive compensation program that enables us to attract talented executives with experience in managing companies within our industry and our current stage of growth. It is a key objective to ensure that compensation provided to executive officers remains reasonable and responsible yet competitive relative to the compensation paid to similarly situated executives at comparable companies. It is essential that our overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. Our executive compensation programs are also intended to be consistent with our focus on managing costs.

Finally, we appreciate the need for stockholders to have the opportunity to understand all of the elements of our executive compensation program. We are committed to providing disclosures on a timely basis, so stockholders can understand the rationale for, and objectives of, our executive compensation decisions.

Compensation Committee

Our Compensation Committee ensures that our executive compensation program is consistent with our compensation philosophy and corporate governance guidelines. It reviews compensation and benefits practices and policies, reviews and recommends to our Board the compensation for our Chief Executive Officer, Mr. Brisco, and reviews and approves the compensation for our other executive officers, including base salary, cash bonuses, equity-based awards, employment agreements, severance agreements, and any other special or supplemental benefits or arrangements. Our Compensation Committee also establishes and approves performance goals and objectives for the Chief Executive Officer and evaluates that officer’s performance against such goals and objectives. Furthermore, our Compensation Committee reviews and approves financial targets for our cash bonus program and approves all payouts under such program. Regular quarterly sessions of our Compensation Committee are held without executives present.

Our Compensation Committee approves, administers and interprets our executive compensation and benefit policies, including our 1998 Stock Plan, our 2000 Stock Plan, our 2007 Equity Plan and our short-term compensation, long-term incentives and benefits programs. Our Compensation Committee is appointed by our Board, and consists entirely of directors who are ‘outside directors’ for purposes of Section 162(m) of the Internal Revenue Code and ‘non-employee directors’ for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee is comprised of Messrs. Ukropina and Gilman and Dr. Morgan, who acts as its chair.

In accordance with its charter, the Compensation Committee may delegate any of its responsibilities that do not, under applicable law, rules, regulations or stock exchange listing standards, require approval of the Committee as a whole, to a subcommittee comprised of one or more members of the Compensation Committee or to one or more members of management.

Process of Setting Executive Compensation

Setting Base Salary and Targets for Incentive Compensation for Named Executive Officers Generally

Our Compensation Committee meets at least three times per year and meets periodically in separate executive sessions to evaluate the performance of our executive officers, determine their quarterly bonuses, and consider any adjustments to the compensation for individual executives. Adjustments may include approving annual base salary or bonus target increases, or grants of equity incentive compensation. Generally, adjustments to an element of an executive’s compensation package is made no sooner than the one-year anniversary of their last adjustment. Our Compensation Committee approves, on an as-needed basis, any compensation arrangements for incoming executives. Our Compensation Committee also reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

Although many compensation decisions are made in the first quarter of the calendar year, our compensation planning process neither begins nor ends with any particular Compensation Committee meeting. Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards are performed quarterly and as needed.

Our Compensation Committee engages in an active dialogue with our Chief Executive Officer concerning strategic objectives and performance targets for executive officers and has not utilized a compensation consultant to date. We do not rely on benchmarking to establish compensation levels. Our Compensation Committee and our Chief Executive Officer occasionally receive data prepared by our Vice President of Human Resources, which is collected from disclosures in public filings of comparable Internet, media and e-commerce companies such as Comscore, Inc., DICE Holdings, Inc., GSI Commerce, Inc., The Knot, Inc., Loopnet, Inc., Move, Inc., Valueclick, Inc., OpenTable, Inc. and QuinStreet, Inc., as well as general compensation data sponsored by nationally-recognized compensation consulting firms. This data is typically compiled at the request of our Compensation Committee or our Chief Executive Officer as part of an evaluation of base salary and bonus adjustments for our Chief Executive Officer and other named executive officers.

Setting Compensation for Our Chief Executive Officer

Our Compensation Committee determines base salary and quarterly bonus targets for our Chief Executive Officer on an annual basis resulting from its review of the Company’s strategic, financial and operational objectives for the year (as established by the Chief Executive Officer in consultation with the Board), the Chief Executive Officer’s past performance in meeting prior-year objectives, as well as data gathered from public filings of peer group companies and general compensation data sponsored by compensation consulting firms.

These criteria are evaluated subjectively by our Compensation Committee without any formal weightings, with a primary focus on factors that the Chief Executive Officer and our Board believe create long-term stockholder value, such as growth of adjusted EBITDA, as defined on page 19, and website unique visitor growth.  In light of those factors, in October 2007 our Compensation Committee approved an equity grant of 500,000 restricted shares at the time of the Company’s initial public offering to provide an incentive to Mr. Brisco to continue to achieve growth in adjusted EBITDA and website unique visitors and in recognition of his additional responsibilities in leading a public company.  In February 2008, our Compensation Committee approved an increase in Mr. Brisco’s bonus target of $10,000 annually, effective in March 1 for the remainder of 2008, and a smaller equity grant of 35,000 shares of restricted stock, given the more substantial October 2007 equity grant.  This February 2008 grant was in lieu of a base salary increase for 2008 and to further align Mr. Brisco’s interests in achieving adjusted EBITDA and website visitor growth. As part of its annual compensation review for Mr. Brisco, the Committee awarded 300,000 restricted shares to Mr. Brisco in February 2009 and awarded 250,000 restricted shares to Mr. Brisco in February 2010 in recognition of his continued strong leadership during the prior years in developing and implementing strategies to grow long-term stockholder value and to continue to retain his services. In February 2010 the Committee also awarded a grant of 10,000 restricted shares to Mr. Brisco in lieu of a base salary or cash bonus target increase.  Our Compensation Committee awarded Mr. Brisco 100% of his quarterly bonuses for each quarter of 2009 as the Company achieved quarterly adjusted EBITDA growth, net income and total unique visitors consistent with expectations of equity analysts who follow the Company, as shown on the chart below.  The Committee also awarded a supplemental year-end bonus to Mr. Brisco in the amount of $25,000 as the Company achieved EBITDA growth in the higher range of analyst guidance.

Management’s Role in the Compensation-Setting Process for our Other Named Executive Officers

Our Chief Executive Officer plays a significant role in the compensation-setting process for our named executive officers. Mr. Brisco evaluates the performance of our other named executive officers, develops business performance guidelines and recommends salary and bonus levels and equity awards. All recommendations of Mr. Brisco are subject to the approval of our Compensation Committee.

Mr. Brisco assists our Compensation Committee setting its agenda for meetings and participates in Compensation Committee meetings at the Committee’s request. He provides background information regarding our strategic objectives, evaluates the performance of our executive officers, and makes compensation recommendations for our executive officers (in each case, other than himself).

Components of Our Named Executive Officer Compensation Program

Our executive compensation structure not only aims to be competitive in our industry and geographic area, but also to be fair relative to compensation paid to other professionals within our organization, relative to our short- and long-term performance and relative to the value we deliver to our stockholders. We seek to maintain a performance-oriented culture and a compensation approach that rewards our executive officers when we achieve our goals and objectives, while putting at risk an appropriate portion of their compensation against the possibility that our goals and objectives may not be achieved. Overall, our approach is designed to relate the compensation of our executive officers to the achievement of short- and longer-term goals and objectives, their willingness to challenge and improve existing policies and structures, and their capability to take advantage of unique opportunities and anticipate and overcome challenges within our business.

Our executive compensation program consists of three components: short-term compensation (including base salary and quarterly cash bonuses), long-term incentives, and benefits.

Compensation of Named Executive Officers in 2009

In the 2009 fiscal year, each executive officer of the Company received cash compensation in the form of annual base salary and bonus compensation, as further described below. Please see the tables beginning on page 24 under “Executive Compensation” for a detailed presentation of the compensation earned by the named executive officers in the 2009.

Short-Term Compensation

Annual Base Salaries.  Base salary is used to compensate our executives for services rendered and recognizes the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions.

The base salaries of our named executive officers are reviewed by our Compensation Committee on an annual basis, and adjustments are made to reflect performance-based factors, as well as competitive conditions. In keeping with our compensation philosophy to attract and retain talented and experienced individuals, executive officer base salaries are targeted to be competitive relative to the compensation paid to similarly-situated executives at comparable companies. The base salaries of the named executives were not increased in 2009 or 2010.

Bonus Awards.  We pay cash bonuses to our executive officers using a comprehensive approach that considers both Company and individual performance. Cash bonuses are paid quarterly to reflect the dynamic nature of our business and the markets in which we compete.

Each officer executive has a quarterly cash bonus target, for which they may receive an award from zero to 150% of target. The current quarterly cash bonus target for Mr. Brisco, our Chief Executive Officer, is 100% of quarterly base salary, for Mr. Friedman, our Chief Financial Officer, is 13% of quarterly base salary, for Mr. Hoover, our Senior Vice President of Marketing and Business Development and Chief Marketing Officer, is 25% of quarterly base salary, for Lisa Morita, our Chief Operating Officer, is 21.1% of quarterly base salary, and for Ms. Walsh, our Executive Vice President of Corporate Development, General Counsel and Corporate Secretary, is 28.6% of quarterly base salary.

        Quarterly bonus targets and awards for each executive for 2009 were as follows:

Name and Principal Position(s)	Q1		Q2	Q3	Q4
Robert N. Brisco, Chief Executive Officer, President and Director
Bonus Target	$90,000		$90,000	$90,000	$90,000
% of Bonus Target Earned	100		100	100	100

Scott A. Friedman, Chief Financial Officer
Bonus Target	$7,500		$7,500	$7,500	$7,500
% of Bonus Target Earned	100		100	100	100

Charles E. Hoover, Senior Vice President of Marketing and Business Development, and Chief Marketing Officer
Bonus Target	$14,375		$14,375	$14,375	$14,375
% of Bonus Target Earned	90		100	100	100

Lisa Morita, Chief Operating Officer
Bonus Target	$3,045	(1)	$15,000	$15,000	$15,000
% of Bonus Target Earned	90		100	100	100

B. Lynn Walsh, Executive Vice President of Corporate Development, General Counsel, and Corporate Secretary
Bonus Target	$20,000		$20,000	$20,000	$20,000
% of Bonus Target Earned	110		100	100	100

(1)	Ms. Morita’s bonus target was prorated due to her scheduled personal leave of absence from the Company for the period December 30, 2008 through March 16, 2009.

In determining bonus awards for each named executive officer, our Compensation Committee, with input from our Chief Executive Officer (other than with respect to his own bonus reward), considers both Company performance metrics and the executive’s individual performance in the prior quarter.  Our Compensation Committee does not adhere to a predetermined weighting of the two factors.

The primary financial performance metrics that the Compensation Committee considers are:

o	adjusted EBITDA* compared to Wall Street analyst estimates;
o	adjusted EBITDA compared to prior year quarter;
o	adjusted EBITDA compared to prior quarter;
o	adjusted EBITDA percent of sales compared to prior year quarter;
o	adjusted EBITDA percent of sales compared to prior quarter; and
o	adjusted EBITDA growth compared to general economic growth.

* The Company defines EBITDA as net income before (a) investment and other income; (b) income tax provision (benefit); and (c) depreciation and amortization. The Company defines adjusted EBITDA as a further adjustment of EBITDA to exclude share-based compensation expense related to the Company's grant of stock options and other equity instruments.

The Compensation Committee also considers secondary performance metrics, principally the following:

o	Company net income compared to prior year quarter;
o	Company net income compared to prior quarter;
o	Company net income compared to Wall Street analyst estimates;
o	website unique visitor growth compared to prior year quarter;
o	website unique visitor growth compared to prior quarter; and
o	website unique visitor growth compared to general Internet usage growth.

The Company’s actual financial and website unique visitors performance metrics by quarter for 2009 are as follows:

2009 Financial Results	Q1	Q2	Q3	Q4
Adjusted EBITDA (in thousands)	$8,259	$9,344	$10,694	$11,804
Adjusted EBITDA as % of Sales	35%	40%	42%	43%
% change from prior year	4%	10%	18%	21%
Equity Analysts’ Adjusted EBITDA Expectations Met	Yes	Yes	Yes	Yes
Net Income (in thousands)	$2,263	$2,545	$3,295	$4,285
% change from prior year	-25%	-13%	29%	40%
Equity Analysts’ Net Income Expectations Met	Yes	Yes	Yes	Yes

2009 Website Monthly Average
Unique Visitors (in millions)	47.0	48.1	49.4	49.7
% change from prior year	57%	39%	28%	22%

In its review of quantitative factors, our Compensation Committee does not adhere to a predetermined weighting among these performance metrics.  However, the primary metrics receive the majority of our Compensation Committee’s focus.  In its assessments, our Compensation Committee also utilizes the benefit of hindsight as it may deem appropriate. In using hindsight, our Compensation Committee may consider factors such as the unexpected impact of acquisitions, sharp swings in the general economic climate and the impact of either windfalls or shortfalls that were mostly beyond the control of the executive team.

In considering the impact of performance metrics on quarterly bonus awards for our named executive officers, our Compensation Committee generally applies the same considerations for the Chief Executive Officer and each of the other named executive officers.

The other major component in evaluating quarterly cash bonuses is the individual executive officer’s performance. Our Compensation Committee, with input and recommendations from our Chief Executive Officer (other than with respect to his own bonus reward), reviews each executive’s effectiveness in driving forward business improvement initiatives, in contributing to the overall leadership of the Company, and the leadership that the executive has shown in his or her own areas of influence and determines the bonus award.  The assessment of an individual executive’s performance is subjective, based in large part on hindsight analysis of the executive’s contribution to the growth and development of the Company.  The Company does not articulate in advance, for the purposes of compensation, a set list of objectives for each individual.  Instead, throughout the year, the Company continually updates development plans for the business and assigns responsibility for those plans to individual executives, teams of executives, or the entire executive team, depending on the nature of the initiative.

Our Compensation Committee reviews role-specific qualitative criteria related to each executive officer’s position.  Mr. Brisco’s individual performance objectives as Chief Executive Officer include development and execution of our strategic initiatives, as further described in “Setting Compensation for Our Chief Executive Officer” above.  Mr. Friedman’s overall performance goals as Chief Financial Officer focused primarily on achieving our liquidity and balance sheet objectives and providing leadership and oversight of our accounting and financial reporting processes and investor relationships.  Mr. Hoover’s individual performance objectives as Senior Vice President of Marketing and Business Development, and Chief Marketing Officer focused primarily on leadership and oversight to increase our website visitors, growing overall Company revenues and improving operating margins.  Ms. Morita’s individual performance objectives as Chief Operating Officer focused primarily on growing overall Company revenues, leading improvements in operating processes and margins and oversight of customer satisfaction.  Ms. Walsh’s individual performance objectives as Executive Vice President of Corporate Development, General Counsel and Corporate Secretary focused primarily on directing the Company’s acquisitions program, providing leadership and oversight of our corporate governance, ethics and compliance objectives, minimizing corporate and litigation risk and successfully resolving material litigation.

The results of these practices can be observed in the table above. For 2009, the range of quarterly awards for our executives was 90% to 110% of the named executive officers’ respective quarterly bonus targets, with the majority of the awards at 100% of target.  The typical award was 100% of quarterly target throughout 2009 because the Company’s actual quarterly performance metrics described above were generally in line with the Compensation Committee’s expectations that such metrics would be consistent with expectations of equity analysts who follow the Company.  Three awards during 2009 were either below or above 100% of the relevant quarterly target; these variations were driven by two factors:

1.
One award (5% of the number of all quarterly bonuses awarded in 2009) was above 100% of quarterly target, representing incremental value of $2,000 above the relevant quarterly target, and granted for extraordinary individual contribution by Ms. Walsh, our Executive Vice President of Corporate Development and General Counsel.

2.
Two awards (10% of the number of all quarterly bonuses awarded in 2009) were at 90% of quarterly target and reflected the Compensation Committee’s view that the relevant named executive officer’s performance, while strong, could have been stronger, specifically in accelerating new growth initiatives.

After the fourth quarter of each year, our Compensation Committee examines each executive’s contribution to our business objectives and performance for the entire prior year. With the rapidly evolving nature of our business and the competitive market for executive talent in our sector, the purpose of these annual examinations is to identify opportunities for improvement and to evaluate the risks of losing executive knowledge and skills that are integral to our business success. In addition to organizational development decisions, our Compensation Committee may use these examinations to make pay adjustments or award a supplemental year-end bonus, so long as the supplemental bonus payment to the executive does not exceed 150% of the executive’s target bonus for a single quarter.  For 2009, our Compensation Committee awarded supplemental year-end bonuses to Mr. Brisco, Mr. Friedman, Mr. Hoover, and Ms. Walsh in the amounts of $25,000, $7,500, $7,187.50 and $20,000, respectively.

Quarterly bonus targets for 2010 were not increased for any executives.  However, in February 2010, the Compensation Committee added an additional annual bonus target of $10,000 for each executive, for which they may receive an award from zero to 100% of target.  The individual executive’s performance is key in determining any bonus award.  As with evaluating individual executive performance for quarterly bonus awards, our Compensation Committee, with input and recommendations from our Chief Executive Officer (other than with respect to his own bonus reward), will make a subjective assessment of each executive’s performance based in part on evaluation of the executive’s contribution to the growth and development of the Company during 2010 for purposes of determining the amount of such executive’s additional annual bonus payment.

Long-Term Compensation

Options and Restricted Stock.  As is typical in our industry, particularly among relatively young companies, long-term compensation is a significant portion of total compensation and is designed to encourage the development of a high growth, sustainable, and profitable business. Our long-term compensation program has historically consisted of stock options; commencing in October 2007, we have also granted awards of restricted stock to executive officers as part of our long-term compensation arrangements.

Option and restricted stock grants made to executive officers are designed to provide them with incentive to execute their responsibilities in such a way as to generate long-term benefits to our stockholders. Through possession of stock options and restricted stock, our executives participate in the long-term results of their efforts. Additionally, stock options and restricted stock provide a means of ensuring the retention of key executives, in that they are subject to vesting over a period of years.

Stock options and restricted stock are granted periodically, and are generally subject to vesting based on the executive’s continued employment. We expect most of our future awards to vest over three or four years, beginning on the date of the grant with a grant price or exercise price equal to the fair market value of our Class A common stock on the date of the grant. A portion of options or restricted stock granted to our executives may vest according to the achievement of defined milestones rather than solely based on time.

While the exercise price of stock options generally equals the fair market value of our Class A common stock on the date of grant, as was the case with all options granted in 2009, our Board has in the past, approved the recommendation of our Compensation Committee to set the exercise price of any stock options granted to our Chief Executive Officer at 110% or 120% of fair market value to reflect his long-term view of our Company.

Periodic equity awards to executive officers are made based on an assessment of their sustained performance over time, their ability to impact results that drive value to our stockholders and their level within the organization. Equity awards are not granted automatically to our executives on an annual basis.  Our Chief Executive Officer periodically reviews the performance of our executives and recommends to our Compensation Committee any equity awards deemed appropriate. Our Compensation Committee reviews the performance of the Chief Executive Officer and recommends all equity awards to our Board for approval.  In determining the size of the equity grants, our Compensation Committee reviewed grants to executives in comparable roles in peer companies, and reviewed third-party compensation studies; we refer you to the discussion under the heading “Setting Base Salary and Targets for Incentive Compensation for Named Executives Generally” on page 16.

Substantial equity grants were made to our Chief Executive Officer and two of our named executive officers in October 2007, shortly before the initial public offering of our Class A common stock was consummated in November 2007.  The following equity grants were made to our Chief Executive Officer and other named executive officers in February 2009 and February 2010, respectively:

o
Mr. Brisco received an equity grant of 300,000 restricted shares in 2009 and two equity grants totaling 260,000  restricted shares in 2010.  We refer you to the discussion under the heading “Setting Compensation for Our Chief Executive Officer” on page 17.

o
Mr. Friedman received an equity grant of 30,000 restricted shares in 2009 and 26,250 restricted shares in 2010.  The equity award to Mr. Friedman was in recognition of his ongoing leadership of the accounting, and financial reporting functions and investor relations.

o
Mr. Hoover received an equity grant of 35,000 restricted shares in 2009 and 26,250 shares in 2010.  The equity award to Mr. Hoover was in recognition of his continued leadership in increasing website unique visitors and strong operating margins of the Company.

o
Ms. Morita received an equity grant of 26,250 restricted shares in 2010.  The equity award to Ms. Morita was in recognition of her ongoing leadership in driving initiatives that grow overall company revenues and improving operating processes and margins.

o
Ms. Walsh received an equity grant of 40,000 restricted shares in 2009 and 32,500 shares in 2010.  The equity award to Ms. Walsh was in recognition of her ongoing services and reflecting her continued leadership in executing the Company’s acquisitions program, and managing material litigation and legal risks.

Our Compensation Committee determined that the above equity grants of restricted stock totaling 405,000 shares in 2009 and 371,250 shares in 2010, were competitive based on its subjective review of the executives’ respective roles and expected future contributions, each executive’s tenure with the Company and publicly-available peer company data.

Changes of Control.  Grants of stock options to our executives prior to July 18, 2007 provide that 100% of all shares subject to each stock option grant will immediately vest upon the occurrence of a change of control transaction.  Additionally, stock options and restricted shares granted to executives beginning on July18, 2007, are accelerated 50% on a change of control and 50% twelve months after the change of control event, subject to  the terms and conditions of the executives’ respective stock option and restricted share agreements, and such executives’ severance payment agreements described in “Severance Payment Agreements” on page 28.

Benefits.  We provide the following benefits to our executive officers: health, dental and vision insurance; life insurance, short- and long-term disability insurance, 401(k) plan with no Company matching, pre-tax health care and dependent care flexible spending accounts, and 15 days of paid time off per year. All benefits are generally provided on the same basis as we provide to other employees. In addition, we provide some of our executive employees with supplemental long-term disability coverage. These benefits are generally comparable to those offered by companies with which we compete for employees.

The following “Compensation Committee Report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed the foregoing Compensation Discussion and Analysis and discussed its contents with Company management. Based on the review and discussions, the Committee has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee.

Howard Lee Morgan (Chair) Kenneth B. Gilman James R. Ukropina

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Years 2009, 2008 and 2007

The following table presents summary information regarding the compensation earned during the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007 by our Chief Executive Officer and our Chief Financial Officer, and our three other most highly compensated executive officers who received compensation during 2009 of at least $100,000 and who were executive officers on December 31, 2009. We refer to these five executive officers as our “named executive officers” elsewhere in this proxy statement. Mr. Brisco does not receive compensation for his services as a director.
Name and Principal Position(s)	Year	Salary ($)		Bonus ($)		Restricted Stock Awards(1) ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Robert N. Brisco Chief Executive Officer, President and Director	2009 2008 2007	360,000 360,000 360,000		385,000 376,333 339,500	(3)	1,437,000 278,950 2,425,000	— — —	— — —	2,182,000 1,015,283 3,124,500
Scott A. Friedman Chief Financial Officer	2009 2008 2007	230,000 71,654 —	(4)	37,500 10,125 —	(3)	143,700 244,650 —	— 224,000 —	— — —	411,200 550,429 —
Charles E. Hoover Senior Vice President of Marketing and Business Development, and Chief Marketing Officer	2009 2008 2007	230,000 228,077 220,000		63,250 54,250 52,663	(3)	167,650 — 339,500	— — 80,250	— — —	460,900 282,327 692,413
Lisa Morita Chief Operating Officer	2009 2008 2007	242,250 283,077 231,827		47,741 55,500 42,885	(5)	— 318,800 —	— — 410,052	— — —	289,991 657,377 684,764
B. Lynn Walsh Executive Vice President of Corporate Development, General Counsel, and Corporate Secretary	2009 2008 2007	280,000 278,077 269,808		102,000 81,167 80,625	(3)	191,600 — 339,500	— — 155,150	— — —	573,600 359,244 845,083
(1)
Amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, and are not necessarily an indication of which executives received the most gains from previously-granted equity awards.  The grant date fair value of each restricted stock award is measured based on the closing price of our Class A common stock on the date of grant.

(2)
Amounts reflect the aggregate grant date fair value of option awards as well as any modification charge computed in accordance with FASB ASC Topic 718, and are not necessarily an indication of which executives received the most gains from previously-granted equity awards. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes-Merton option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 9, “Accounting for Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 3, 2010.

(3)
The portion of the disclosed bonus for each person that relates to such person’s supplemental year-end bonus in 2009 is: $25,000 as to Mr. Brisco; $7,500 as to Mr. Friedman; $7,187.50 as to Mr. Hoover; and $20,000 as to Ms. Walsh.

(4)	Mr. Friedman became our Chief Financial Officer in August 2008.

(5)	Ms. Morita became our Chief Operating Officer in February 2007.

Grants of Plan-Based Awards for Fiscal Year 2009

The following table presents summary information regarding grants of plan-based awards to named executive officers during the year ended December 31, 2009.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price per Share of Option Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Robert N. Brisco Chief Executive Officer, President and Director	2/27/09	300,000	—	—	1,437,000
Scott A. Friedman Chief Financial Officer	2/27/09	30,000	—	—	143,700
Charles E. Hoover Senior Vice President of Marketing and Business Development, and Chief Marketing Officer	2/27/09	35,000	—	—	167,650
Lisa Morita Chief Operating Officer	—	—	—	—	—
B. Lynn Walsh Executive Vice President of Corporate Development, General Counsel, and Corporate Secretary	2/27/09	40,000	—	—	191,600

(1)           The restricted stock awards included in the table were issued under our 2007 Equity Plan.

(2)	The options included in the table were granted under our 1998 Stock Plan.

(3)
For a discussion of methodology for determining exercise price, see Note 9, “Accounting for Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 3, 2010.

(4)
Amounts represent grant-date fair value of stock options granted in 2009 as calculated in accordance with SFAS 123(R) and as further described in Note 9, “Accounting for Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 3, 2010.

Outstanding Equity Awards at December 31, 2009

The following table presents summary information regarding the outstanding equity awards held by our named executive officers as of December 31, 2009.

	Option Awards				Stock Awards
Number of Securities Underlying Unexercised Option
Name	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested	Market Value of Shares or Units of Stock that Have not Vested ($)(1)

Robert N. Brisco Chief Executive Officer, President and Director	50,000(2) 500,000(3) 339,998(4)	— — 60,001(4)	1.32 3.30(8) 3.60(9)	11/09/14 11/08/15 11/08/15	125,000 26,250 300,000	978,750 205,538 2,349,000
Scott A. Friedman Chief Financial Officer	28,000(5)	42,000(5)	6.99	8/29/18	23,333 30,000	182,697 234,900
Charles E. Hoover Senior Vice President of Marketing and Business Development, and Chief Marketing Officer	60,000(2) 50,000(3) 28,125(6)	— — 9,375(6)	1.20 3.00 4.70	11/09/14 11/08/15 2/22/17	17,500 35,000 —	137,025 274,050 —
Lisa Morita Chief Operating Officer	73,709(6)	57,904(6)	4.70	2/22/17	30,000	234,900
B. Lynn Walsh Executive Vice President of Corporate Development, General Counsel, and Corporate Secretary	33,750(7) 60,624(6)	3,750(7) 11,876(6)	4.00 4.70	5/16/16 2/22/17	17,500 40,000	137,025 313,200

(1)	Based upon the closing sale price for the Class A common stock on NASDAQ on December 31, 2009 of $7.83 per share.

(2)	Fully vested on November 9, 2008.

(3)	Fully vested on November 8, 2009.

(4)	Vesting commenced September 30, 2006 and vests 20% on the vesting start date, 20% on the first anniversary of the vesting start date and 5% per quarter thereafter.

(5)
Vesting commenced on August 29, 2008, and 20% of the shares shall vest immediately upon grant and 20% of the shares shall vest upon the first anniversary of the vesting start date and 20% annually thereafter.

(6)	Vesting commenced on February 22, 2007, and vests 20% on the date of the grant, 20% on the first anniversary of the vesting start date and 5% per quarter thereafter.

(7)	Vesting commenced May 16, 2006 and vests 20% on the vesting start date, 20% on the first anniversary of the vesting start date and 5% per quarter thereafter.

(8)	The exercise price was set at 110% of the fair market value on the grant date.

(9)	The exercise price was set at 120% of the fair market value on the grant date.

Stock Award Vesting for Fiscal Year 2009

    The following table summarizes information with respect to stock awards vested during fiscal 2009 for each of the named executive officers. No named executive officers exercised options during fiscal 2009.

Name	Option Awards		Stock Awards
	Number of Shares Acquired On Exercise	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Robert N. Brisco Chief Executive Officer, President and Director	—	—	71,250	568,012

Scott A. Friedman Chief Financial Officer	—	—	11,667	86,452

Charles E. Hoover Senior Vice President of Marketing and Business Development, and Chief Marketing Officer	—	—	8,750	73,238

Lisa Morita Chief Operating Officer	—	—	10,000	47,900
B. Lynn Walsh Executive Vice President of Corporate Development, General Counsel, and Corporate Secretary	—	—	8,750	73,238

(1)	Based upon the closing sale price for the Class A common stock on NASDAQ on the date of vesting.

Employment Agreements and Potential Payments Upon Termination or Change of Control

Robert N. Brisco.  On November 4, 2008, we entered into a Severance Payment Agreement with Robert N. Brisco, our President and Chief Executive Officer, replacing our previous employment agreement with Mr. Brisco and all amendments thereto.  Mr. Brisco’s current annual base salary is $360,000. He is also eligible to receive an aggregate annual performance bonus with an annual target of $360,000 based on the achievement of performance goals established by our Board. Pursuant to the terms of our Severance Payment Agreement with Mr. Brisco, in the event that Mr. Brisco is terminated without cause or is constructively terminated, he will be entitled to receive (i) nine months’ base salary plus 75% of his maximum annual bonus for the year of termination, and (ii) up to nine months continued participation in the Company’s employee benefit plans.  If Mr. Brisco is terminated without cause or is constructively terminated during the six-month period preceding a change of control or the twelve-month period following a change of control, he will be entitled to receive (i) eighteen months’ base salary plus 150% of his maximum annual bonus for the year of termination, and (ii) up to eighteen months’ continued participation in our employee benefit plans.

In the event of a change of control (as defined in the agreement), the Brisco Severance Payment Agreement provides that each of Mr. Brisco’s equity grants that are not otherwise fully vested shall automatically vest on a daily prorata basis until the date immediately prior to the closing date of the change of control, and 50% of the remaining unvested portion of Mr. Brisco’s equity grants shall automatically vest prior to the change of control. In addition, we or the successor entity will reserve amounts sufficient to pay Mr. Brisco for the remaining 50% of unvested equity grants, and such remaining equity grants shall continue to vest through the earlier of the first anniversary of the closing date of the change of control transaction or the termination of Mr. Brisco without cause, upon which date all remaining unvested equity grants shall automatically vest and Mr. Brisco shall be paid all amounts reserved for such purpose.

Lisa Morita.  Lisa Morita, our Chief Operating Officer, joined us in February 2007, pursuant to the terms of an offer letter dated December 27, 2006 (the Morita Letter). Pursuant to the Morita Letter, Ms. Morita receives an annual base salary of $275,000, and an annual cash performance bonus if we meet performance goals established by our Board. Ms. Morita received an option grant to purchase 150,000 shares of our Class A common stock, which vest 20% upon Ms. Morita’s date of hire, 20% on the first anniversary of her employment and the remaining 60% will vest quarterly thereafter. Ms. Morita also received an option to purchase 40,000 shares of our Class A common stock, which vest 50% on the second anniversary of Ms. Morita’s date of hire and 25% on each of her third and fourth anniversaries of her date of hire. In addition, Ms. Morita received $15,000 and an option grant to purchase 1,613 shares of our Class A common stock, which will vest over a four-year period and have an exercise price of $4.70 per share, as compensation for the fact that Ms. Morita did not receive from Yahoo! (her former employer) the full amount of her cash bonus for 2006 that she would have received in the absence of her departure. Ms. Morita’s option grants also permit Ms. Morita to exercise early the full option grants for a cash payment of the exercise price. Under certain circumstances commencing after the second anniversary of her employment, Ms. Morita has an option redemption right whereby she can require us to redeem such options granted to her on her date of hire for a cash purchase price of $6.30 per vested option for which she has exercised her redemption right. For a discussion of the treatment of Ms. Morita’s unvested options upon a change of control, see “—Stock Option Agreements” below.

Stock Option Agreements.  Grants of stock options to Mr. Brisco, Mr. Hoover, Ms. Morita and Ms. Walsh prior to July 18, 2007 provide that 100% of all shares subject to each stock option grant will immediately vest upon the occurrence of a change of control transaction.  On November 4, 2008, our Board amended the terms of stock options and restricted shares granted to executives between July 18, 2007 and November 4, 2008, in accordance with the terms of the severance payment agreements described in “—Severance Payment Agreements” below.

Severance Payment Agreements.  On November 4, 2008, we entered into amended and restated severance payment agreements with each of Mr. Hoover, Ms. Morita, and Ms. Walsh. On November 3, 2009, we entered into an amended and restated severance payment agreement with Mr. Friedman. Pursuant to the terms of the executive severance payment agreements, in the event any such executive is terminated without cause (as defined in the agreements), he or she will be entitled to receive a lump sum payment equal to nine months’ base salary plus 75% of his or her maximum annual cash bonus target, and up to nine months continued participation in our employee benefit plans. In the event of a change of control (as defined in the agreements) the vesting of equity grants will accelerate and vest on a daily prorata basis until the date immediately prior to the closing date of the change of a control.  Then, 50% of the remaining unvested portion of such executive’s equity grants shall automatically vest immediately prior to the change of control.  In addition, we or our successor entity will reserve amounts sufficient to pay such executive for the remaining 50% of unvested equity grants, and such remaining equity grants will continue to vest through the earlier of the first anniversary of the closing date of the change of control transaction or the executive’s termination without cause, upon which date all remaining unvested equity grants shall automatically vest and the executive shall be paid all amounts reserved for such purpose.

Termination Payments

The following table presents summary information regarding payments our named executive officers would have received if their employment had been terminated by the Company without cause or, in the case of Mr. Brisco only, if he had been constructively terminated, on December 31, 2009, and there was no change of control.

Name	Benefit	Amount Payable Upon Termination ($)(1)
Robert N. Brisco Chief Executive Officer, President and Director	Cash Severance Medical, Dental and Vision	540,000 4,356
Scott A. Friedman Chief Financial Officer	Cash Severance Medical, Dental and Vision	195,000 6,406
Charles E. Hoover Senior Vice president of Marketing and Business Development, and Chief Marketing Officer	Cash Severance Medical, Dental and Vision	215,625 6,919
Lisa Morita Chief Operating Officer	Cash Severance Medical, Dental and Vision	258,750 2,361
B. Lynn Walsh Executive Vice President of Corporate Development, General Counsel, and Corporate Secretary	Cash Severance Medical, Dental and Vision	270,000 5,158

(1)
For Mr. Brisco, reflects amount that would have been payable without termination by the Company without cause or if Mr. Brisco had been constructively terminated.  For all other named executive officers, reflects amount that would have been payable upon termination by the Company without cause only.

Change of Control Termination

The following table presents summary information regarding payments our named executive officers would have received if, following a change of control, their employment had been terminated by the Company without cause or, in the case of Mr. Brisco only, if he had been constructively terminated, on December 31, 2009. On July 18, 2007, our Board approved the amendment of  the accelerated vesting terms of certain of stock options granted to these executives prior to July 18, 2007, as further described under the heading “Employment Agreements and Potential Payments Upon Termination or Change of Control—Stock Option Agreements” on page 27.

Name	Benefit	Amount Payable Upon Termination ($)(3)
Robert N. Brisco Chief Executive Officer, President and Director	Cash Severance Medical, Dental and Vision Option(1) and Stock(2) Acceleration Value	1,080,000 8,712 2,020,448
Scott A. Friedman Chief Financial Officer	Cash Severance Medical, Dental and Vision Option(1) and Stock(2) Acceleration Value	195,000 6,406 226,439
Charles E. Hoover Senior Vice President of Marketing and Business Development, and Chief Marketing Officer	Cash Severance Medical, Dental and Vision Option(1) and Stock(2) Acceleration Value	215,625 6,919 234,881
Lisa Morita Chief Operating Officer	Cash Severance Medical, Dental and Vision Option(1) and Stock(2) Acceleration Value	258,750 2,361 298,690
B. Lynn Walsh Executive Vice President of Corporate Development, and General Counsel	Cash Severance Medical, Dental and Vision Option(1) and Stock(2) Acceleration Value	270,000 5,158 276,647

(1)
Option acceleration value reflects the cash-out value of the non-vested options equal to their spread (fair market value of the underlying stock less the exercise price) at the assumed payment date, which is December 31, 2009. Fair market value is based upon the closing sale price for the Class A common stock on NASDAQ on December 31, 2009 of $7.83 per share.

(2)
Stock acceleration value reflects the cash value of the restricted stock at its fair market value at the assumed payment date, which is December 31, 2009. Fair market value is based upon the closing sale price for the Class A common stock on NASDAQ on December 31, 2009 of $7.83 per share.

(3)
For Mr. Brisco, reflects amount that would have been payable if Mr. Brisco had been constructively terminated.  For all other named executive officers, reflects amount that would have been payable upon termination by the Company without cause only.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 about our Class A common stock that may be issued upon the exercise of options under our 1998 Stock Plan, our 2000 Stock Plan, and our 2007 Equity Plan, or outside of these plans.

Plan Name and Type	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation plans approved by stockholders(1)
1998 Stock Plan	1,992,770	3.91	0
2000 Stock Plan	138,222	0.84	0
2007 Equity Plan	174,250	6.92	1,502,655
Equity Compensation plans not approved by stockholders(2)	75,000	1.50	0
Total	2,380,242	3.95	1,502,655

(1)	No further awards will be made under the 1998 Stock Plan or 2000 Stock Plan.

(2)
Comprised of options to purchase 25,000, 25,000, and 25,000 shares of Class A common stock which were granted to Idealab as compensation for the services of Dr. Morgan, Ms. Goodstein and Mr. Gross, respectively, as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee during our 2009 fiscal year was part of a “compensation committee interlock” as described under SEC rules. In addition, none of our executive officers served as a director or compensation committee member of another entity that would constitute a “compensation committee interlock.”

The following “Audit and Ethics Committee Report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT AND ETHICS COMMITTEE REPORT

In accordance with a written charter adopted by the Board of Directors, the Audit and Ethics Committee assists the Board in fulfilling the Board’s responsibility for oversight of the Company’s financial reporting process and practices, and its internal control over financial reporting. The responsibilities of the Audit and Ethics Committee include appointing and providing for the compensation of the Company’s registered public accounting firm. Each member of the Audit and Ethics Committee meets the independence requirements for audit committee membership under the rules of NASDAQ and the SEC.

Management has primary responsibility for the Company’s system of internal controls and the financial reporting process. The Company’s independent registered public accounting firm, BDO Seidman, LLP (“BDO”), is responsible for performing an independent audit of the Company’s financial statements, and for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles used in the United States.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 3, 2010, the Audit and Ethics Committee:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2009 with the Company’s management and BDO;

•	discussed with BDO the matters required to be discussed by Statement of Auditing Standard No. 114, the “Auditors’ Communication with Those Charged with Governance,” as amended;

•
reviewed the written disclosures and the letter from BDO required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit and Ethics Committees,” discussed with the auditors their independence, and concluded that the non-audit services performed by BDO are compatible with maintaining their independence from the Company and Company management;

•
based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC; and

•	instructed BDO that the Audit and Ethics Committee expects to be advised if there are any subjects that require special attention.

AUDIT AND ETHICS COMMITTEE Martin R. Melone (Chair) Kenneth Gilman James R. Ukropina

INDEPENDENT AUDITOR FEES AND SERVICES

Our Audit and Ethics Committee has approved the appointment of BDO Seidman LLP (“BDO”) as our independent registered public accounting firm for our fiscal year ending December 31, 2010. BDO has served as our independent registered public accounting firm since 2006.

The approximate fees billed to us by BDO for services rendered with respect to fiscal years 2008 and 2009 were as follows:

	2008	2009
Audit Fees(1)	$525,000	$465,000
Audit-Related Fees(2)	0	0
Tax Fees(3)	0	92,000
All Other Fees(4)	0	0
Total	$525,000	$557,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and review of the Company’s quarterly financial statements.

(2)	Audit-related fees represent fees billed for services reasonably related to the performance of the audit or review of financial statements that are not reported under footnote (1).

(3)	Tax fees represent fees for services rendered in connection with tax compliance, tax advice and tax planning.

(4)	Other fees represent fees billed for products and services not otherwise reported in this table.

Our Audit and Ethics Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. Our Audit and Ethics Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. Our Audit and Ethics Committee pre-approved 100% of the services described above.

Representatives of BDO are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

ADDITIONAL INFORMATION

Deadline for Receipt of Stockholder Proposals

Stockholder Proposals:  For inclusion in the proxy statement and form of proxy for our 2011 annual meeting of stockholders, we must receive no later than February 8, 2011 any proposal of a stockholder intended to be presented at that meeting. Stockholders should submit their proposals in writing to our Corporate Secretary c/o Internet Brands, Inc., Legal Affairs Department, 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California 90245.

Our bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement and form of proxy. The required notice, containing the information specified in our bylaws, must be submitted in writing to our Corporate Secretary at the address set forth above. To be timely for our 2011 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on February 8, 2011, and

•	not later than the close of business on March 10, 2011.

In the event that we hold our 2011 annual meeting of stockholders more than 30 days before or after the one-year anniversary date of the 2010 Annual Meeting, then notice of a stockholder proposal must be received not earlier than the 120th day prior to the date of the 2011 annual meeting and not later than the close of business on the later of the following two dates:

•	the 90th day prior to the date of the 2011 annual meeting, and

•	the 10th day following the earlier of the day on which notice of the date of the 2011 annual meeting is mailed and the day on which the Company first publicly announces the 2011 annual meeting.

Nomination of Director Candidates:  Our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide a timely notice in writing to our Corporate Secretary in accordance with our bylaws, which require that the notice be received by our Corporate Secretary within the time period described under “Stockholder Proposals” above for stockholder proposals that are not intended to be included in our proxy statement. Such notice must include the information required by our bylaws.

Copy of Bylaw Provisions:  You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Other Matters

Our Board knows of no other business to be presented at the 2010 Annual Meeting of Stockholders, but if other matters do properly come before the Annual Meeting, it is intended that the person named on the proxy card will vote on those matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS
B. Lynn Walsh Corporate Secretary

El Segundo, California
April 29, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

INTERNET BRANDS, INC.

INTERNET
http://www.proxyvoting.com/inet

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

73952

Fulfillment
73954

▼ FOLD AND DETACH HERE ▼

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark your votes as indicated in this example [X]

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. Election of Directors	☐	☐	☐

Nominees:

01 Robert N. Brisco
02 Howard Lee Morgan
03 W. Allen Beasley
04 Kenneth B. Gilman
05 Marcia Goodstein
06 William Gross
07 Martin R. Melone
08 James R. Ukropina

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ______________________________

Will Attend Meeting ☐ YES

Mark Here for Address Change or Comments SEE REVERSE ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ______________________ Signature ______________________ Date ____________

You can now access your Internet Brands, Inc. account online.

Access your Internet Brands, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Internet Brands, Inc., now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink**℠ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You may access and download our 2010 Report on Form 10K and Proxy Statement on the Internet at http://inetproxymaterials.com

▼ FOLD AND DETACH HERE ▼

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 11, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
INTERNET BRANDS, INC.

The undersigned hereby appoints Robert N. Brisco and B. Lynn Walsh, and each of them, with power to act without the other and with full power of substitution and revocation, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Internet Brands, Inc. common stock which the undersigned is entitled to vote on the Proposals as indicated on the reverse side of this Proxy Card, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held June 11, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

The shares represented by the proxy will be voted as specified. If no specification is made, the shares represented by the proxy will be voted FOR the proposals on the reverse side of this proxy card.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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Fulfillment
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